News Release

For Immediate Release:

October 13, 2006

International Barrier Technology’s Blazeguard® Fire-Rated Sheathing Joins ABC’s “Extreme Makeover Home Edition” to Help a Deserving Family

Airing at 8:00 p.m. Eastern Sunday, October 15, 2006 on ABC

Watkins, MN; Vancouver, BC October 13, 2006 International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire resistant building materials, is pleased to report the company’s participation in an upcoming episode of ABC’s “Extreme Makeover Home Edition.”  The national airing on ABC is scheduled for Sunday, October 15, 2006 at 8:00 p.m. Eastern.

The theme of “Extreme Makeover Home Edition” is to surprise a deserving family with the home of their dreams.  International Barrier technology is pleased to have supported the effort by contributing our flagship product, Blazeguard® to this state of the art home.

For more information on the segment after it airs, visit our website, www.intlbarrier.com, under Media Coverage.

About International Barrier Technology Inc.
International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard customers include already include many of the top multifamily homebuilders, and commercial modular building manufacturers, in the United States.

About Extreme Makeover:  Home Edition

“Extreme Makeover:  Home Edition,’ which has won back-to-back Emmy Awards as Best Reality Program (non-competitive), will enter its 4th season on ABC.  The program is produced by Endemol USA, a division of Endemol Holding.  Denise Cramsey is the executive producer; and David Goldberg is the president of Endemol USA.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology
(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:
www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.